ORIGINAL FILED

JAN 27 2011
LOS ANGELES
SUPERIOR COURT

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

Socius CG II, Ltd., Plaintiff, v. Silver Dragon Resources Inc., and Does 1-10 Inclusive, Defendants.	Case No. BC 452084 Assigned For All Purposes To: Hon. Teresa Sanchez-Gordon **[PROPOSED] ORDER APPROVING STIPULATION FOR SETTLEMENT OF CLAIM** Date: January 27, 2011 Time: 8:30 am Dept.: 74 Complaint Filed: December 28, 2010 Trial Date: None Set

The Joint Ex Parte Application For Court Order Approving Stipulation for Settlement of Claim ("Application"), jointly filed by Plaintiff Socius CG II, Ltd. ("Socius") and Defendant Silver Dragon Resources Inc. ("Silver Dragon"), came on for hearing on January 27, 2011 at 8:30 am in Department 74 of the above-entitled court, the Honorable Teresa Sanchez-Gordon, Judge presiding.

The Court, having reviewed the Application, having been presented with a Stipulation for Settlement of Claim (the "Stipulation"), a copy of which is attached as Exhibit A to the Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the

issuance of shares of the common stock of Silver Dragon (the "Common Stock") to Socius in exchange for the extinguishment of said claims, **IT IS THEREFORE ORDERED AS FOLLOWS:**

1. The Stipulation is approved in its entirety;

2. Socius owns bona fide claims against Silver Dragon in the total amount of $405,981.49 as set forth in the Stipulation (the "Claims"), which Socius purchased from 7 different creditors of Silver Dragon (each, a "Creditor"), as follows:

a. The claim of Dorsey & Whitney LLP in the aggregate amount of $146,283.89.

b. The claim of Garfin Zeidenberg LLP in the aggregate amount of $78,576.64 CAD (i.e., $78,415.74 USD[1]).

c. The claim of Southampton Associates Inc. in the aggregate amount of 58,788.83 CAD (i.e., $58,667.50 USD).

d. The claim of SGS De Mexico, S.A. DE C.V. in the aggregate amount of $49,644.62.

e. The claim of Globe Reports Ltd. in the aggregate amount of $33,000.00.

f. The claim of Broadridge in the aggregate amount of $20,022.85.

g. The claim of SF Partnership, LLP in the aggregate amount of $19,988.26 CAD (i.e., $19,946.89 USD).

3. Socius purchased the Claims pursuant to Claim Purchase Agreements executed between each Creditor and Socius. In full and final settlement of the Claims, Silver Dragon will issue and deliver to Socius or its designee 9,000,000 shares of Common Stock for the Claims (collectively, the "Settlement Shares"), with the number of Settlement Shares being approximately equal, immediately subsequent to such issuance, to 8.28% of the total number of shares of Common Stock outstanding on the date of the Stipulation, subject to adjustment as set forth below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order. Under no circumstance whatsoever may the number of Settlement Shares issued to Socius or its designee,

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[1] The conversions herein are based on a conversion rate of 1 CAD = 0.997936 USD as of the date the complaint was filed (i.e., December 28, 2010).

aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, exceed 9.99% of the total number of shares of Common Stock then outstanding.

4. No later than the first business day following the date that the Court enters this Order approving the Stipulation, Silver Dragon shall: (i) immediately issue the number of shares of Common Stock required by paragraph 3 above to Socius' or its designees' balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to Silver Dragon's stock transfer agent, and (ii) cause its legal counsel to issue an opinion to Silver Dragon's transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued (such issuance, the "Initial DWAC Issuance", and the date upon which such issuance is complete, the "Initial DWAC Issuance Date").

5. The total number of shares of Common Stock to be issued to Socius or its designee in connection with the Stipulation and this Order shall be adjusted on the 21st trading day following the Initial DWAC Issuance Date (the 20 trading day period following the Initial DWAC Issuance Date, the "True-Up Period", and the 21st trading day following the Initial DWAC Issuance Date, the "True-Up Date") following the date of the Initial DWAC Issuance, as follows: (i) if the number of "VWAP Shares" (as defined below) exceeds the number of Settlement Shares initially issued, then Silver Dragon will issue and deliver to Socius or its designee, as DWAC shares, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Socius or its designee will return to Silver Dragon for cancellation that number of shares equal to the difference between (x) the total number of VWAP Shares and (y) the number of Settlement Shares issued in the Initial DWAC Issuance.

a. The number of VWAP Shares shall be equal to (i) $405,981.49 divided by 75% of the trading volume weighted average price as reported by Bloomberg LP (the "VWAP") of the

Common Stock over the True-Up Period, plus (ii) $29,562.00, representing Socius' legal fees, expenses and costs through January 10, 2011, plus (iii) Socius' reasonable legal fees, expenses and costs incurred thereafter, through the True-Up Date, with the total dollar amount divided by the VWAP of the Common Stock over the True-Up Period.

b. If, at any time during the True-Up Period, the trading price of the Common Stock declines by 15% or more from the trading price on the Initial DWAC Issuance date, Socius may deliver a written notice to Silver Dragon by facsimile or e-mail requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the True-Up Period. Within one trading day following delivery of each such notice, Silver Dragon shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 4 above (including, without limitation, issuance of the legal opinion to the transfer agent at Silver Dragon's sole cost and expense), the number of additional shares of Common Stock requested in the notice. Any additional shares of Common Stock issued or issuable pursuant to this Section 5.b. will be considered Settlement Shares for purposes of any calculation of the total number of shares to be issued by, or returned to, Silver Dragon pursuant to the first paragraph of this Section 5.

c. In no event shall the number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claims, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at any time exceed 9.99% of the total number of shares of Common Stock then outstanding.

6. For so long as Socius or any of its affiliates holds any shares of Common Stock of Silver Dragon, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Silver Dragon, or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of Silver Dragon, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of Silver

Dragon, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Silver Dragon or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Silver Dragon or any of its subsidiaries, (d) any change in the present board of directors or management of Silver Dragon, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Silver Dragon, (f) any other material change in Silver Dragon's business or corporate structure, (g) changes in Silver Dragon's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Silver Dragon by any person, (h) causing a class of securities of Silver Dragon to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of Silver Dragon to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"), or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

7. Silver Dragon shall file a Form 8-K Report pursuant to Section 13 or Section 15(d) of the Exchange Act in connection with the issuance of shares pursuant to this Order.

8. This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature that Socius had, now has, or may assert in the future against Silver Dragon arising out of the Claims, (ii) any claims asserted, or that could have been asserted, by Socius in the above-captioned lawsuit arising out of the Claims, and (iii) any claims, including without limitation for offset or counterclaim, which Silver Dragon had, now has, or may assert in the future against Socius arising out of the Claims. In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party's employees, officers, directors, affiliates, successors, assigns, shareholders and attorneys, from any and all claims, demands, debts, liabilities, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, whether at law or in equity, suspected or unsuspected, fixed or contingent, arising out of, connected with, or incidental to the Claims or the above-captioned

lawsuit.

9. The Action (as defined in the Stipulation) is hereby dismissed with prejudice, provided that the Court shall retain jurisdiction with regard to the Claims to enforce the terms of this Order.

10. The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure Section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County. Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry. Except as expressly provided herein, each party shall bear its own attorneys' fees, expenses and costs with regard to the Stipulation and this Order.

IT IS SO ORDERED.

DATED: 1-27-11

TERESA SANCHEZ-GORDON

JUDGE OF THE SUPERIOR COURT

201085862.4